Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
September 10, 2008		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Enters into $150 Million Credit Facility

Salem, MA (September 10, 2008) – Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported that it has entered into a new $150 million senior secured credit facility.  The credit facility consists of a $75 million term loan and a $75 million revolving loan and replaces the Company’s existing credit facility.  CoBank, ACB acted as lead arranger in the transaction.

“The new credit facility reflects our strong balance sheet and operating performance over the last few years, and will provide us with even greater financial flexibility in managing our businesses and growth initiatives,” said Justin D. Benincasa, Chief Financial Officer of Atlantic Tele-Network, Inc.

The Company used approximately $50 million of the new term loan to repay outstanding borrowings under the Company’s prior credit facility, which was terminated.  The Company expects to use the remaining proceeds from the credit facility for working capital expenses, capital expenditures, acquisitions and other general corporate purposes.  The Company currently has no borrowings under the new revolving loan.

The term loan has a term of seven years, maturing on September 9, 2015.  The revolving loan has a term of six years, maturing on September 9, 2014.  Amounts borrowed under the credit facility bear interest, at the Company’s option, at (a) London Interbank Offered Rate (LIBOR) plus applicable margin ranging from 1.25% to 2.00% or (b) Base rate (prime rate) plus applicable margin ranging from 0% to 0.5%.  As with the prior credit facility, the Company’s obligations under the new credit facility are guaranteed by certain of its domestic subsidiaries, including its principal domestic operating subsidiaries; and the Company’s obligations are secured by a first priority lien on substantially all of the property and assets of the Company and certain of its domestic subsidiaries and by a pledge of the capital stock owned by the Company in certain of its foreign and domestic subsidiaries.  The credit facility also provides that the

Company and any of the lenders may agree to enter into an additional term loan of up to $50 million.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ: ATNI) is a telecommunications company headquartered in Salem, Massachusetts.  Its principal subsidiaries include: Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as a wireless service provider, in Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Bermuda Digital Communications Ltd., which, under the Cellular One name, is the leading provider of wireless voice and data services in Bermuda; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England; and Choice Communications, LLC, which provides wireless television and wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the amount and use of proceeds from the credit facility and the impact on our financial flexibility.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers;  (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; and (16) our ability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.